As filed with the Securities and Exchange Commission on October 26, 2007

Registration No. 333-143696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Bradford Bancorp, Inc.

Bradford Bank 401(k) Profit-Sharing Plan

(Exact name of registrant as specified in its charter)

Maryland	6035	26-0223245
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6910 York Road

Baltimore, Maryland 21212

(410) 377-9600

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dallas R. Arthur

President and Chief Executive Officer

Bradford Bancorp, Inc.

6910 York Road

Baltimore, Maryland 21212

(410) 377-9600

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esq.	Raymond A. Tiernan, Esq.
Sean P. Kehoe, Esq.	P. Ross Bevan, Esq.
Muldoon Murphy & Aguggia LLP	Elias Matz Tiernan & Herrick, LLP
5101 Wisconsin Avenue, NW	734 15th Street, NW, 12th Floor
Washington, DC 20016	Washington, DC 20005
202.362.0840	202.347.0300

           Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-143696

EXPLANATORY NOTE

                This post -effective Amendment No. 1 to Bradford Bancorp, Inc.'s Registration Statement on Form S-1 (Registration No. 333-143696), is being filed for the sole purpose of amending the exhibit index to include Exhibits 8.4 and 23.11 filed herewith.

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Bradford Bank, Bradford Bank MHC, Bradford Bancorp, Inc. and Sandler O’Neill & Partners, L.P., as marketing agent*
1.2	Engagement Letter between Bradford Bank, Bradford Bank MHC, Bradford Bancorp, Inc. and Sandler O’Neill & Partners, L.P., as conversion agent*
1.3	Draft Agency Agreement*
2.1	Amended and Restated Plan of Conversion of Bradford Bank MHC*
2.2	Agreement and Plan of Merger by and among New Bradford Bancorp, Inc., Bradford Bank MHC, Bradford Bancorp, Inc., Bradford Bank and Patapsco Bancorp, Inc. (1)*
3.1	Articles of Incorporation of Bradford Bancorp, Inc., as amended*
3.2	Bylaws of Bradford Bancorp, Inc.*
4.1	Specimen Stock Certificate of Bradford Bancorp, Inc.*
5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality*
8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters regarding the stock offering*
8.2	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters regarding the merger*
8.3	Opinion of Stegman & Company re: State Tax Matters regarding the stock offering*
8.4	Opinion of Luse Gorman Pomerenk & Schick, P.C. re: Federal Tax Matters regarding the merger
10.1	Form of Bradford Bank Employee Stock Ownership Plan and Trust Agreement*
10.2	Form of ESOP Loan Documents*
10.3	Bradford Bank 401(k) Profit-Sharing Plan*
10.4	Change in Control Agreement between Bradford Bank and Dallas R. Arthur*
10.5	Change in Control Agreement between Bradford Bank and David L. Costello, III*
10.6	Form of Employment Agreement between Bradford Bancorp, Inc. and Executive Officers*
10.7	Form of Employment Agreement between Bradford Bank and Executive Officers*
10.8	Form of Bradford Bank Employee Severance Compensation Plan*
10.9	Bradford Bank Supplemental Executive Retirement Plan*
10.10	Form of Bradford Bank Stock-Based Deferral Plan*
10.11	Bradford Bank Director Voluntary Deferral and Supplemental Retirement Plan*
16.1	Change in Accountants Letter*
23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1, 8.1 and 8.2)*
23.2	Consent of Stegman & Company*
23.3	Consent of Clifton Gunderson LLP*
23.4	Consent of Beard Miller Company LLP (Patapsco Bancorp, Inc.)*

23.5	Consent of Beard Miller Company LLP (Valley Bancorp, Inc.)*
23.6	Consent of RP Financial, LC.*
23.7	Consent of Thomas P. O’Neill identified as a proposed director*
23.8	Consent of Nicole N. Glaeser identified as a proposed director*
23.9	Consent of Sandler O’Neill & Partners, L.P.*
23.10	Consent of Beard Miller Company LLP (Golden Prague Federal Savings and Loan Association)*
23.11	Consent of Luse Gorman Pomerenk & Schick, P.C.
24.1	Powers of Attorney*
99.1	Updated Appraisal Report of RP Financial, LC. (P)*
99.2	Draft Marketing Materials*
99.3	Form of Subscription Order Form and Instructions*
99.4	Form of Bradford Bank Foundation Gift Instrument*
99.5	Form of Revocable Proxy Card re: Patapsco Merger*
99.6	Election and Exchange Materials re: Patapsco Merger*

(P)                       The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

*                           Previously filed.

(1)                        The following schedules to the Merger Agreement are omitted and the Registrant agrees to supplementally furnish a copy of any omitted schedules to the Commission upon request:

SCHEDULES

3.2(b)	Subsidiaries	3.2(cc)	Indemnification
3.2(c)	Capital Structure	3.2(dd)	Corporate Documents and Records
3.2(h)	Securities Filings	3.2(ff)	CRA, Anti-Money Laundering, OFAC and Customer Information Security
3.2(k)	Absence of Certain Changes or Events
3.2(l)	Litigation	3.2(gg)	Internal Controls
3.2(m)	Absence of Regulatory Actions	3.3(b)	Subsidiaries
3.2(p)	Agreements	3.3(h)	Financial Statements
3.2(t)	Properties	3.3(o)	Environmental Matters
3.2(aa)	Insurance	3.3(u)	Employee Benefit Plans
		4.1	Conduct Pending the Merger

(b)  Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on October 26, 2007.

Bradford Bancorp, Inc.

By:	/s/ Dallas R. Arthur
Dallas R. Arthur
President and Chief Executive Officer

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dallas R. Arthur	President, Chief Executive Officer	October 26, 2007
Dallas R. Arthur	and Director
(principal executive officer)

/s/ David L. Costello, III	Executive Vice President and	October 26, 2007
David L. Costello, III	Chief Financial Officer
(principal accounting and financial officer)

*	Chairman of the Board
John O. Mitchell, III

*	Director
G. Scott Barhight

*	Director
Carl W. Brand, III

*	Director
Melvin C. Benhoff, Jr.

*	Director
Lawrence M. Denton

*	Director
Gilbert D. Marsiglia, Sr.

*	Director
George K. Mister, Jr.

*     Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Bradford Bancorp, Inc. and the Bradford Bank 401(k) Profit-Sharing Plan filed on June 13, 2007.

/s/ Dallas R. Arthur	October 26, 2007
Dallas R. Arthur
Attorney-in-Fact